DOLPHIN LIMITED PARTNERSHIP

                      Financial Statements

                   December 31, 1997 and 1996
    and for each of the years in the three-year period ended
                        December 31, 1997


          (With Independent Auditors' Reports Thereon)

                            CONTENTS


                                                     Page
                                                     ----
Report of Independent Certified Public Accountants     3

Independent Auditors' Report                           4

Financial Statements

   Statements of Financial Condition                   5

   Condensed Schedule of Investments                 6-7

   Statements of Income                                8

   Statements of Changes in Partners' Capital          9

   Statements of Cash Flows                           10

   Notes to Financial Statements                   11-16

                 Report of Independent Certified
                       Public Accountants


To the Partners of
 Dolphin Limited Partnership:


We have audited the accompanying statement of financial condition, including the condensed schedule of investments, of Dolphin Limited Partnership, as of December 31, 1997, and the related statements of income, changes in partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dolphin Limited Partnership as of December 31, 1997 and the results of its operations, changes in partners' capital and cash flows for the year then ended in conformity with generally accepted accounting principles.



New York, New York                        Grant Thornton LLP
March 6, 1998

                  Independent Auditors' Report


To the Partners of
 Dolphin Limited Partnership:


We have audited the accompanying statement of financial condition of Dolphin Limited Partnership as of December 31, 1996, and the related statements of income, changes in partners' capital, and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the general partner. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dolphin Limited Partnership as of December 31, 1996, and the results of its operations and cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.




New York, New York                     KPMG Peat Marwick LLP
March 20, 1997

                   DOLPHIN LIMITED PARTNERSHIP

                Statements of Financial Condition

                   December 31, 1997 and 1996



               Assets                                1997          1996
                                                 -----------   -----------
Financial instruments owned, at market value
 (cost $32,603,883 and $45,834,788 in 1997
 and 1996, respectively)                        $ 40,563,374    46,916,379
Due from brokers                                  14,534,742    11,233,410
Interest and dividends receivable                    102,699        56,063
Other assets                                           -            27,079
Organization costs, net of accumulated
 amortization of $13,000 and $9,167 in
 1997 and 1996, respectively                          42,833        55,833
                                                 -----------   -----------
      Total assets                              $ 55,243,648    58,288,764
                                                 ===========   ===========
    Liabilities and Partners' Capital
Liabilities
  Financial instruments sold, not yet
   purchased, at market value (proceeds
   $10,830,998 and $12,186,594 in 1997
   and 1996, respectively)                      $ 11,000,807    12,769,117
  Due to brokers                                       -         7,940,100
  Interest and dividends payable                      24,296        64,854
  Due to management company                            -            29,731
  Accrued expenses                                    46,356        55,697
                                                 -----------   -----------
      Total liabilities                           11,071,459    20,859,499

Partners' capital                                 44,172,189    37,429,265
                                                 -----------   -----------
      Total liabilities and partners' capital   $ 55,243,648    58,288,764
                                                 ===========   ===========

The accompanying notes are an integral part of this statement.

                   DOLPHIN LIMITED PARTNERSHIP

                Condensed Schedule of Investments

                        December 31, 1997
                   (expressed in U.S. dollars)


  Shares          Description                            Value
 -------    -------------------------------------      ----------
            Common stocks owned (90.50%)
             United States (90.50%):

             Industrial companies (26.86%):
 106,652       CTS Corp. (7.71%)                      $ 3,406,198
               Others (19.15%)                          8,458,296
                                                       ----------
                                                       11,864,494
                                                       ----------
             Communications (16.55%):
  70,500       MCI Communications Corp. (6.83%)         3,018,281
               Others (9.72%)                           4,292,244
                                                       ----------
                                                        7,310,525
                                                       ----------
             Defense (5.21%):
  20,000       Northrop Grumman Corp. (5.21%)           2,300,000
                                                       ----------
             Financial institutions (21.23%)
  40,000       Corestates Financial (7.25%)             3,202,500
  40,000       First Commerce Corp. (6.09%)             2,690,000
               Others (7.89%)                           3,483,263
                                                       ----------
                                                        9,375,763
                                                       ----------
             Hotel and gaming (9.38%):
  50,000       ITT Corp. (9.38%)                        4,143,750
                                                       ----------
             Oil and gas (11.27%):
  75,000       Reading & Bates Corp. (7.02%)            3,103,035
               Others (4.25%)                           1,876,716
                                                       ----------
                                                        4,979,751
                                                       ----------
            Total Common Stock  (cost $31,962,145)     39,974,283

            Long Put and Call Options  (1.33%)
             (cost $641,738)                              589,091
                                                      -----------
            Total Financial Instruments Owned,
               at market value (cost $32,603,883)    $ 40,563,374
                                                      ===========
The accompanying notes are an integral part of this schedule.

                   DOLPHIN LIMITED PARTNERSHIP

                   (expressed in U.S. dollars)



  Shares          Description                           Proceeds
 -------    -------------------------------------     ----------
            Securities Sold, But Not Yet Purchased:
             Common stocks sold, but not yet
              purchased (19.94%)
               United States (19.94%)

               Industrial companies (4.10%)          $ 1,812,439

               Communications (1.37%)                    605,000

               Defense:
  23,846           Lockheed Martin Corp. (5.32%)       2,348,831

               Financial institutions (2.13%)            941,778

                Oil and gas (7.02%)
  88,500           Falcon Drilling (7.02%)             3,103,031
                                                      ----------
            Total Common Stocks Sold, But Not Yet
             Purchased (proceeds $8,882,687)           8,811,079
                                                      ----------
            Short Put and Call Options (4.96%)
                       (proceeds $1,948,311)           2,189,728
                                                      ----------
            Total Financial Instruments Sold, But
             Not Yet Purchased
             (proceeds $10,830,998)                 $ 11,000,807
                                                     ===========

The accompanying notes are an integral part of this schedule.

                   DOLPHIN LIMITED PARTNERSHIP

                      Statements of Income

          Years ended December 31, 1997, 1996 and 1995



                                            1997         1996         1995
                                            ----         ----         ----
Gain from investment transactions:
 Net realized gain on securities sold $ 3,168,037 5,280,370 840,627 Unrealized appreciation on investments:
    Beginning of year                       499,068      634,801       55,521
    End of year                           7,789,682      499,068      634,801
                                         ----------   ----------   ----------
       Net change in unrealized
         appreciation/(depreciation)      7,290,614     (135,733)     579,280
                                         ----------   ----------   ----------
       Gain from investment
         transactions                    10,458,651    5,144,637    1,419,907
                                         ----------   ----------   ----------
Operating income and expenses:
 Income:
   Interest                                 769,351      403,385      272,467
   Dividends                                585,765      507,809      135,605
   Commission rebates                       236,883      212,600        -
                                         ----------   ----------   ----------
                                          1,591,999    1,123,794      408,072
                                         ----------   ----------   ----------

Expenses:
 Professional fees and other                 75,500       59,907        7,836
 Management fee                             468,696      326,788        -
 Dividend expense                           208,568      124,916      125,237
 Amortization                                13,000        9,167        -
 Interest expense                           384,594      125,990      293,679
 Reimbursable management company
   investment and other expenses            236,755      212,600        -
                                         ----------   ----------   ----------

                                          1,387,113      859,368      426,752
                                         ----------   ----------   ----------
       Income (loss) from operations        204,886      264,426      (18,680)
                                         ----------   ----------   ----------
       Net income                      $ 10,663,537    5,409,063    1,401,227
                                         ==========   ==========   ==========

The accompanying notes are an integral part of this statement.

                   DOLPHIN LIMITED PARTNERSHIP

           Statements of Changes in Partners' Capital

          Years ended December 31, 1997, 1996 and 1995




                                General       Limited
                                Partner       Partners         Total
                                -------       --------         -----
Balance, December 31, 1994   $    41,494    $ 4,108,381    $ 4,149,875

Capital contributions             52,500      5,250,000      5,302,500

Allocation of net income          13,944      1,387,283      1,401,227
                              ----------     ----------     ----------
Balance, December 31, 1995       107,938     10,745,664     10,853,602

Capital contributions            212,265     20,954,335     21,166,600

Allocation of net income:
 Pro-rata                         54,082      5,354,981      5,409,063
 Incentive allocation            608,262       (608,262)         -
                              ----------     ----------     ----------
Balance, December 31, 1996       982,547     36,446,718     37,429,265

Capital contributions              -          4,900,000      4,900,000

Capital withdrawals             (608,262)    (8,212,351)    (8,820,613)

Allocation of net income:
 Pro-rata                        130,005     10,533,532     10,663,537
 Incentive allocation          1,839,681     (1,839,681)         -
                              ----------     ----------     ----------
Balance, December 31, 1997   $ 2,343,971   $ 41,828,218   $ 44,172,189
                              ==========     ==========     ==========

The accompanying notes are an integral part of this statement.

                   DOLPHIN LIMITED PARTNERSHIP

                    Statements of Cash Flows

          Years ended December 31, 1997, 1996 and 1995

                                           1997          1996         1995
                                           ----          ----         ----
Cash flows from operating activities:
 Net realized and unrealized gain
  from investment transactions         $ 10,458,651    5,144,637    1,419,907
 Net investment income (loss)               204,886      264,426      (18,680)
                                        -----------  -----------  -----------
 Net Income                              10,663,537    5,409,063    1,401,227
                                        -----------  -----------  -----------
Adjustments to reconcile net income to
 net cash used in operating activities:
  Amortization of organization costs         13,000        9,167        -
  (Increase) decrease in operating
    assets:
   Financial instruments owned, at
     market value                         6,353,005  (26,826,949) (17,030,456)
   Due from broker                       (3,301,332)  (2,423,838)  (5,612,703)
   Interest and dividends receivable        (46,636)     (27,781)     (30,586)
   Other assets                              27,079      (27,079)       -
   Organization costs                         -          (65,000)       -
 Increase (decrease) in operating
  liabilities:
   Financial instruments sold, not
     yet purchased at market value       (1,768,310)   1,487,393   10,542,980
   Due to broker                         (7,940,100)   1,178,740    5,394,136
   Interest and dividend payable            (40,558)      27,955       25,066
   Accrued expenses                          (9,341)      61,998        7,836
   Due to management company                (29,731)      29,731        -
                                        -----------  -----------  -----------
         Cash provided by (used in)
           operating activities           3,920,613  (21,166,600)  (5,302,500)
                                        -----------  -----------  -----------
Cash flows from financing activities:
 Capital contributions                    4,900,000   21,166,600    5,302,500
 Capital withdrawals                     (8,820,613)       -            -
                                        -----------  -----------  -----------
         Cash (used in) provided by
          financing activities           (3,920,613)  21,166,600    5,302,500
                                        -----------  -----------  -----------
         Change in cash                       -            -            -

Cash and cash equivalents at
 beginning of year                            -            -            -
                                        -----------  -----------  -----------
Cash and cash equivalents at end
 of year                               $      -            -            -
                                        ===========  ===========  ===========
Supplemental disclosure of
 cash flows information:
   Cash paid during the year for
    interest                           $    391,350      115,591      291,374
                                        ===========  ===========  ===========

The accompanying notes are an integral part of this statement.

                   DOLPHIN LIMITED PARTNERSHIP

                  Notes to Financial Statements

                December 31, 1997, 1996 and 1995


Note A - Organization

   Dolphin Limited Partnership (the "Partnership") was formed as a Delaware Limited Partnership on June 16, 1994 and was initially capitalized on December 16, 1994. The purpose of the Partnership is to realize total appreciation principally by investing in relatively "market neutral" strategies such as merger arbitrage, convertible arbitrage and distressed credit reorganizations, bankruptcies and liquidations.

   The partners entered into an Amended and Restated Agreement of Dolphin Limited Partnership as of April 1, 1996 (the
   "Agreement").

   In March 1996, Dolphin Associates L.L.C., a Delaware limited liability company, became the general partner as the successor by merger to the former general partner, Dolphin Associates, Inc. As of December 31, 1996, the general partner and the Management Company were both indirect, wholly owned subsidiaries of Geneve Corporation. As of January 1, 1997, the general partner and Management Company were purchased by the management of the general partner.

   The Principal Officer of the Managing Member of the General Partner (the "Principal Officer") is affiliated with Geneve Corporation and is a director of a publicly traded company, both of which have limited partnership interests in the Partnership. Geneve Corporation owns a controlling interest in such publicly traded company. As of January 1, 1997, the Principal Officer acquired the indirect parent of the General Partner from Geneve Corporation.


Note B - Significant Accounting Policies

   Transactions in securities and the related revenue and expense are recorded on a trade-date basis.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Certain prior year amounts have been reclassified to conform with the current year presentation.

                   DOLPHIN LIMITED PARTNERSHIP

Note B (continued)

   Financial instruments owned and financial instruments sold, but not yet purchased, include securities and derivative financial instruments listed on national exchanges and traded on interdealer markets. Securities listed on a securities exchange are stated at the last reported sales price on the day of valuation. Securities traded in the over-the-counter market or listed securities for which no sale was reported on that date are valued at the last quoted bid price for securities owned or the last quoted asked price for securities sold, not yet purchased unless included in the NASDAQ National Market System, in which case they are valued based upon their last sales prices (if such prices are available), provided that, if the last sales price of a security does not fall between the last bid and asked price on such date, then the security is valued at the mean between the last bid and asked price. Securities for which no such market prices are available are valued as the General Partner may reasonably determine. Other financial instruments are valued at market which is fair value.

   Unrealized gains and losses are reflected in income for financial instruments owned and financial instruments sold , but not yet purchased. Subsequent market fluctuations may require purchasing or selling the financial instruments at prices which may differ from the values reflected on the statement of financial condition.

   Dividend income (expense) is recognized on the ex-dividend date and interest income (expense) is recognized on an accrual basis.

   No provision for Federal, state or local income taxes has been made because the Partnership qualifies for the tax treatment applicable to partnerships whereby all income will be allocated to the individual partners for inclusion in their respective tax returns.

   Organization costs are being amortized on a straight-line basis over 60 months.


Note C - Due From and Due to Brokers

   The amount due from brokers primarily represents receivables for funds held by securities brokers which result from proceeds of short sales, amounts transferred to the brokers to serve as deposits, amounts which have not yet been invested and proceeds from realized securities transactions. These funds are essentially restricted to the extent that they serve as collateral against short sales. It is the Partnership's policy to continuously monitor the credit standing of the brokers with whom it conducts business.

   The amount due to brokers represents obligations for unsettled trades and margin borrowings which are collateralized by the Partnership's marketable securities, whose market values substantially exceed the amount borrowed.

                DOLPHIN LIMITED PARTNERSHIP

Note D - Related Party Transactions

   As of December 31, 1997, a majority of the Limited Partners are ultimately controlled by an individual who is related to the General Partner. In accordance with the Agreement, to the extent the Partnership received rebates from brokers based on commissions generated, the Partnership used such amounts to reimburse the Management Company for expenses such as quotation equipment and services, news and information services, compensation of research analysts and certain other expenses incurred by the Management Company on behalf of the Partnership.


Note E - Management Fees and Allocations

   Pursuant to the Agreement, the Partnership pays quarterly, in advance, a management fee, to Dolphin Management Company LLC, of 0.3125% (1.25% on an annualized basis) of the Partnership's net assets at the beginning of such quarter that are allocable to limited partners.

   At the end of each accounting period of the Partnership, any net capital appreciation or depreciation will be allocated to the capital accounts of all Partners in proportion to their respective Partnership Percentages. Generally, at the end of each fiscal year in which the return on Partners' investment exceeds the Hurdle Rate, as defined, 20% of the excess of (i) the net capital appreciation allocated to a Limited Partner's Capital Account for such fiscal year over (ii) the Hurdle Rate, will be reallocated to the General Partner's Capital Account (the "Incentive Allocation"). In the event that the Partnership's net capital appreciation is less than the Hurdle Rate in any fiscal year, the difference between the net capital appreciation and the Hurdle Rate for such fiscal year shall be carried forward in calculating the Incentive Allocation in the following year.


Note F - Financial Instruments With Off-Balance-Sheet Risk

   Market Risk

   In the normal course of business, the Partnership enters into transactions in derivative financial instruments with off-balance sheet risk. These instruments, primarily options, forward currency contracts and options on futures contain varying degrees of off-balance-sheet risk to the extent that subsequent changes in the market value of the securities underlying the instruments may be in excess of the amounts recognized in the statement of financial condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among financial instruments with off-balance-sheet risk and the Partnership's investment portfolio, as well as the volatility and liquidity in the markets in which the financial instruments are traded.

                   DOLPHIN LIMITED PARTNERSHIP

Note F (continued)

   In many cases, the use of financial instruments serves to modify or offset market risk associated with other transactions and, accordingly, serves to decrease the Partnership's overall exposure to market risk. The Partnership seeks to limit its exposure to market risk arising from the use of these financial instruments through the use of hedging strategies and various analytical monitoring techniques. In order to measure derivative activity, notional or contract amounts are frequently utilized. Notional/contract amounts, which are not included on the Statements of Financial Condition, are used to calculate contractual cash flows to be exchanged and are generally not actually paid or received, with the exception of foreign exchange forwards. The notional/contract amounts of financial instruments that give rise to off-balance-sheet market risk are indicative only of the extent of involvement in the particular class of financial instrument and are not necessarily an indication of overall market risk. In many cases, the Partnership limits its risk by holding offsetting security positions.

   Listed in the table below are the notional/contract amounts, fair value and average fair value of the Partnership's derivative financial instruments as of and for the year ended
   December 31, 1997:

                                      Notional/
                                       contract              Average
                                       amounts  Fair value  fair value
                                       -------  ----------  ----------
                                               (in thousands)

   Options:
     Assets                            $ 1,484        123       552
     Liabilities                        16,508      2,465     1,382

   Forward currency contracts:
     Assets                            $    71         71       282
     Liabilities                           503        503     3,455

   Options on futures contracts:
     Assets                            $ 6,365         46        12
     Liabilities                         6,365        145       136

                DOLPHIN LIMITED PARTNERSHIP

Note F (continued)

   Listed in the table below are the notional/contract amounts, fair value and average fair value of the Partnership's derivative financial instruments as of and for the year ended
   December 31, 1996:

                                     Notional/
                                      contract              Average
                                      amounts  Fair value  fair value
                                      -------  ----------  ----------
                                               (in thousands)
   Options:
     Assets                           $ 1,112         22       150
     Liabilities                       14,219      1,493     1,226

   Forward currency contracts:
     Assets                           $   254        254        63
     Liabilities                        1,941      1,941     1,393

   Options on futures contracts:
     Assets                           $   -          -           6
     Liabilities                          -          -          11

   The average fair value of the Partnership's derivative financial instruments for the year ended December 31, 1995, for option's included in assets were $99,000 and those amounts included in liabilities were $265,000.

   Credit Risk

   The notional/contract amounts of these instruments do not represent the Partnership's potential risk of loss due to counterparty nonperformance. Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The Partnership's exposure to credit risk associated with counterparty nonperformance is limited to the net replacement cost of over-the-counter contracts in a gain position which are recognized in the Partnership's Statements of Financial Condition. Substantially, all of the Partnership's derivative financial instruments are exchange traded. Exchange traded financial instruments, such as futures and options, generally do not give rise to significant counterparty exposure due to the margin requirements of the individual exchanges. Options written generally do not give rise to counterparty credit risk since they obligate the Partnership (not its counterparty) to perform.

   The Partnership seeks to limit credit exposures by limiting transactions with specific counterparties, assessing the future creditworthiness of such counterparties and requiring collateral where appropriate.

                DOLPHIN LIMITED PARTNERSHIP

Note G - Subsequent Events

   Effective January 1, 1998, contributions and withdrawals in the amounts of $2,000,000 and $6,460,630, respectively, were made.